Exhibit 99.8

CONSENT OF WONG CHUN TUNG ANTHONY

Fitness Fanatics Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Nominee.

Dated:	August 11, 2025
By:	/s/ Wong Chun Tung Anthony
Wong Chun Tung Anthony